Otter Creek Management Inc.
                             400 Royal Palm Way #212
                              Palm Beach, FL 33480
                                 (561) 832-4110

June 27, 2003

Dear Fellow Financial Industries Corporation Shareholder:

            Enclosed with this letter is Otter Creek Management Inc.'s proxy statement proposing the election of seven new, independent nominees for election to the FIC board of directors. If elected, Otter Creek's nominees would replace seven members of the current board of directors.

            We are deeply concerned with the record of the incumbent board and management during recent months and years. Because we believe that the current board and management have entrenched themselves and are not sufficiently in tune with shareholder interests, we are seeking to replace a majority of the directors with a slate of highly-qualified, independent nominees who will aggressively pursue a program to benefit all FIC shareholders.

                  VOTE FOR A BOARD THAT WILL DEMAND PERFORMANCE

            Over the last three completed fiscal years, FIC's board has presided over a 12.2 percent decline in gross statutory insurance premiums, one of FIC's primary sources of revenue, and earnings per share have steadily declined, culminating in a $0.53 loss per share in 2002, or an aggregate loss of $5,087,000 for the year (before the cumulative effect of a change in accounting principle, which change accounted for $10,429,000 in net income).

            Inexplicably, during the same period, the FIC board has approved increases to the compensation paid to FIC's top four executive officers of over ten percent, for a total of over $3.8 million in 2002. We do not believe this performance reflects sufficient concern for shareholder welfare on the part of the board. Our nominees, if elected, will hold FIC management to strict performance targets and will ensure that management's compensation is truly "pay for performance."

            You should note this is the same period for which the current board was forced to restate the financial statements to reflect dramatic decreases in earnings per share from that originally claimed by FIC's management.

                VOTE FOR A BOARD THAT WILL CONSIDER ALL STRATEGIC
                                  ALTERNATIVES

            In December 2002, a third-party approached FIC expressing interest in acquiring FIC for as much as $18 per share. Instead of adequately exploring this

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expression of interest, however, the board summarily decided that the company was not for sale.

            Following a negative reaction from several large shareholders and a delay of over a month and a half after the expression of interest was received and ignored, FIC hired Salomon Smith Barney to "evaluate" this expression of interest as well as other strategic alternatives in January 2003. Barely one month later, FIC announced that after an "exhaustive" review by the board, FIC was not for sale. We have doubts about this process and its results.

            The Otter Creek nominees, if elected, intend to explore all of available strategic alternatives, including the potential sale of FIC.

                VOTE FOR A BOARD THAT RESPECTS SHAREHOLDER RIGHTS

            In May of this year, FIC announced that it had reached a settlement agreement with Roy Mitte, ex-CEO of FIC, pursuant to which Mr. Mitte gave FIC the right to vote all of the stock he controls, at the time representing over 16 percent of the shares outstanding. Shareholders will recall that Mr. Mitte was fired by FIC in October 2002, after a Special Committee of the board concluded that Mr. Mitte had used over $1.5 million of FIC funds for personal expenses and unauthorized transfers to his personal foundation. FIC's own preliminary proxy, filed with the U.S. Securities and Exchange Commission on April 18, 2003, lauded the "courageous action of your current management and independent Board members to remove Mr. Mitte from his position as Chairman and Chief Executive Officer once they discovered his alleged misappropriation of corporate funds and to seek reimbursement for the company."

            By this May, however, as the incumbent board was facing separate challenges to its tight grip on FIC from both Mr. Mitte and Otter Creek, the directors apparently lost their courage. FIC then waived its claim to recover the $1.5 million of shareholder money that it previously alleged Mr. Mitte to have misappropriated, and in addition agreed to pay Mr. Mitte $3 million in severance. In return, FIC acquired the right to vote all of Mr. Mitte's shares in favor of management's nominees to the board at this year's board election.

            We regard this agreement as nothing less than outright vote buying. Management has agreed to spend $4.5 million of shareholders' money to buy support for its nominees and disenfranchise public shareholders. Consistent with this disregard for shareholders' rights, management violated the company's bylaws and state law by delaying the annual meeting until it could first lock-up Mitte's votes. In fact, management only set a meeting date after we sued to force them to finally hold an annual meeting.

                          RETURN POWER TO SHAREHOLDERS

               DON'T LEAVE CONTROL OF THE COMPANY IN THE HANDS OF
                             ENTRENCHED MANAGEMENT

            The Otter Creek nominees have been selected based on their integrity, expertise, and strong, independent judgment. We and our nominees are committed to promoting business objectives, goals and values that are in the best interest of all the Company's shareholders.

            We strongly recommend that you elect the Otter Creek nominees, and urge you to vote FOR the Otter Creek nominees by signing, dating and returning the enclosed GOLD proxy card. We urge you not to sign any white proxy card that may be sent to you by incumbent management. If you have previously returned a white proxy card, you can automatically revoke it by signing, dating and returning the enclosed GOLD proxy card.

            For more information, please call our proxy solicitors, Mellon Investor Services, toll-free at 1-877-688-7273. Thank you for your continued support.

                                         Sincerely,


                                         Keith Long
                                         President, Otter Creek Management, Inc.

            On June 27, 2003, Otter Creek filed with the Securities and Exchange Commission a definitive proxy statement relating to its solicitation of proxies with respect to the 2003 FIC annual meeting of shareholders. Otter Creek has furnished the definitive proxy statement to FIC's shareholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Otter Creek with the Commission at the Commission's web site at http://www.sec.gov. In addition, you may obtain a free copy of the definitive proxy statement by contacting Mellon Investors Services toll free at 1-877-688-7273 (banks and brokers call collect at 1-917-320-6211). Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of FIC shareholders is available in the proxy statement and Otter Creek's DEFC14A filed with the Commission on June 27, 2003. Some of the statements contained in this document, including future actions by Otter Creek nominees, may constitute "forward-looking statements," which for this purpose includes all statements that are not of historical fact. These statements involve risks and uncertainties, including the number of Otter Creek nominees elected and their ability to influence the board of directors. The actual future results could differ materially from those anticipated by these forward-looking statements.